EXHIBIT 99.1

Axe Compute Reports $12 Million in Executed Agreements Providing $835 Thousand in Estimated Monthly Income Entering Q2 2026

$12M of Contract Value Across 20+ Enterprise Customers, Providing $835 Thousand in Estimated Monthly Income Starting Q2 2026

PITTSBURGH, April 01, 2026 (GLOBE NEWSWIRE) -- Axe Compute Inc. (NASDAQ: AGPU), the newly transformed enterprise GPU infrastructure company that aims to give enterprises and entrepreneurs unparalleled choice and access to AI compute, today announced that the company has signed approximately $12 million in total executed agreement value in the last 30 days, with an estimated $835 thousand in monthly income upon deployment entering Q2 — representing approximately $7.5 million in estimated income from signed contracts in 2026 based on the current monthly run rate.

Commercial Traction at a Glance:

  ~$12M approximate value of executed agreements (subject to terms)
  $835K+ estimated income per month, upon deployment — Q2 2026 opening run rate
  ~$7.5M estimated income from signed contracts in 2026 so far, based on $835K/month
  20+ enterprise customers, 30+ active deployments across AI-native and enterprise verticals
  GPU hardware mix spanning RTX 5090, H100, H200, B200, and additional GPU architectures

"Every agreement signed strengthens the foundation of the business," said Chris Miglino, Chief Executive Officer of Axe Compute. "The $12 million book we've built entering Q2 is not a marketing milestone — it is executed agreements from enterprises with production AI workloads. This is the beginning of our income from our GPU business and we are excited for this growth."

Recurring Income With Structural Quality Advantages

All of Axe Compute's current enterprise agreements are structured with monthly payment in advance against reserved capacity commitments. Contract architecture is designed to eliminate receivables risk and support predictable, recurring income streams across enterprise deployments. Management believes this structure reflects the confidence enterprises place in Axe Compute's infrastructure reliability and is a meaningful indicator of contract quality relative to transactional GPU cloud competitors.

Each new enterprise deployment also contributes to Axe's Strategic Compute Reserve — the company's growing pool of pre-positioned GPU capacity that enables 24 to 48-hour deployment across more than 200 global locations. Unlike hyperscalers and neocloud providers whose supply is permanently constrained by the infrastructure they physically own, Axe operates across a network of Tier 3 and Tier 4 data center GPU providers, aggregating global supply and matching it to enterprise demand, with public company accountability.

Market Context

Worldwide AI spending is projected to reach $2.5 trillion dollars in 2026. In addition, AI is estimated to drive approximately 70% of global data center demand by 2030. Alongside this massive change, the market's structural constraint — supply limited to the incumbent providers have built — continues to leave enterprises unable to access the hardware and geographic coverage their AI initiatives require. Axe Compute aims to close this gap by providing access to enterprise-grade compute, so enterprises can focus on innovation and meeting the needs of their customers for the AI era.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected income trajectory, business model performance, and market opportunity. These statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including competition, GPU supply availability, customer concentration, deployment timelines, performance obligations, macroeconomic conditions, and other risks described in the Company's filings with the U.S. Securities and Exchange Commission. Contract figures represent total signed contract value; executed agreements may be subject to conditions, deployment timelines, and performance obligations, and income recognition may differ from total contract value. Axe Compute undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this release.

Contract figures represent total signed contract value. Executed agreements may be subject to conditions, deployment timelines, and performance obligations. Revenue recognition may differ from total contract value and estimated income.

About Axe Compute

Axe Compute (NASDAQ: AGPU) is the enterprise GPU marketplace raising the standard for AI compute infrastructure. Axe gives enterprises and AI innovators access to any GPU architecture, in any of 200+ global locations across 93 countries, deployed as quickly as 24 to 48 hours — at prices well below hyperscaler rates, with zero egress fees and no lock-in. Unlike infrastructure providers whose supply is limited to the data centers they own, Axe aggregates a global distributed GPU network and matches it to enterprise demand at public company standards of transparency and accountability.

For more information, visit axecompute.com and follow @axecompute on X and LinkedIn.

Axe Compute Inc. — Investor Relations
ir@axecompute.com | investors.axecompute.com